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                                 HALE AND DORR
                               COUNSELLORS AT LAW

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109
                       617-526-6000 - FAX 617-526-5000



                                  May 6, 1996


Millennium Pharmaceuticals, Inc.
640 Memorial Drive
Cambridge, MA 02139


Ladies and Gentlemen:

        This opinion is furnished to you in connection with a Registration Statement on Form S-1 dated March 18, 1996, as amended by Amendment No. 1 dated April 10, 1996, Amendment No. 2 dated May 2, 1996 and Amendment No. 3 dated May 6, 1996 (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the public offering of an aggregate of 5,175,000 shares of Common Stock, $.001 par value per share (the "Shares"), of Millennium Pharmaceuticals, Inc., a Delaware corporation (the "Company"). The Shares are to be sold by the Company pursuant to an underwriting agreement (the "Underwriting Agreement") among the Company and Goldman, Sachs & Co. and Robertson, Stephens & Company, as representatives of the several underwriters named in the Underwriting Agreement (the "Underwriters").

        We have acted as counsel for the Company in connection with the sale by the Company of the Shares. We have examined a copy of the Certificate of Incorporation and By-Laws of the Company, each as amended to date and the form of Underwriting Agreement. We have also examined and relied upon the original or copies certified to our satisfaction of minutes of meetings of the stockholders and Board of Directors of the Company, stock record books of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.





WASHINGTON, DC                     BOSTON, MA                     MANCHESTER, NH
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       HALE AND DORR IS A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS




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Millennium Pharmaceuticals, Inc.
May 6, 1996
Page 2




        We assume that appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue-sky" laws.

        Based upon the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption "Validity of the Shares."

        It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

        Steven D. Singer, a partner of this firm, is Secretary of the Company.


                                        Very truly yours,

                                        /s/ HALE AND DORR
                                        HALE AND DORR